As Filed with the Securities and Exchange Commission on August 4, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RealD Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0620426 (I.R.S. Employer Identification No.)

100 N. Crescent Drive, Suite 120 Beverly Hills, California (Address of Principal Executive Offices)	90210 (Zip Code)

RealD Inc. 2004 Amended and Restated Stock Incentive Plan

RealD Inc. 2010 Stock Incentive Plan

(Full title of the plans)

Michael V. Lewis

Chief Executive Officer

RealD Inc.

100 N. Crescent Drive, Suite 120

Beverly Hills, California, 90210

 (Name and Address of Agent For Service)

(310) 385-4000

(Telephone number, including area code, of agent for service)

Copies to:

C. Thomas Hopkins, Esq. Gregory C. Schick, Esq. Louis P.A. Lehot, Esq. Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, California 90067

Andrew A. Skarupa

Chief Financial Officer and Chief Operating Officer

Craig Gatarz, Esq.

Executive Vice President and General Counsel

RealD Inc.

100 N. Crescent Drive, Suite 120

Beverly Hills, California, 90210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share: To be issued under the RealD Inc. 2004 Amended and Restated Stock Incentive Plan	5,338,810 shares	$3.8217	(2) $20,403,470.27	(2) $1,454.77
Common Stock, par value $0.0001 per share: To be issued under the RealD Inc. 2010 Stock Incentive Plan	3,750,000 shares	$16.4604	(3) $61,726,312.50	(3) $4,401.10
TOTAL	9,088,810 shares	N/A	$82,129,782.77	$5,856
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the RealD Inc. 2004 Amended and Restated Stock Incentive Plan and RealD Inc. 2010 Stock Incentive Plan by reason of any stock split, stock dividend, recapitalization or any other similar transaction, effected without receipt of consideration, which results in an increase in the Registrant’s outstanding shares of Common Stock.

(2)

Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the exercise prices of each outstanding stock option.  The offering price per share represents the weighted average of these exercise prices.

(3)

(i)   Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, on the basis of the exercise prices of each outstanding stock option, as set forth in the following table:

(ii)  Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 29, 2010, as set forth in the following table:

(iii) Represents the weighted average of (i) and (ii).

Type of Shares	Number of Shares		Exercise Price Per Share ($)	Maximum Aggregate Offering Price ($)
(i) Shares subject to issuance upon exercise of stock options outstanding under the RealD Inc. 2010 Stock Incentive Plan	2,636,250		$16.00	$42,180,000.00

(ii) Shares reserved for issuance for other awards under the RealD Inc. 2010 Stock Incentive Plan	1,113,750		$17.55	$19,546,312.50

TOTAL	3,750,000		$16.4604 (iii)	$61,726,312.50

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Program Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference into this Registration Statement:

(a)           The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act filed on July 16, 2010, in connection with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-165988) (the “Form S-1”), as amended, in which there is set forth the audited consolidated financial statements for the Registrant’s fiscal year ended March 26, 2010;

(b)          The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2010 filed with the SEC on August 3, 2010, in which there is set forth the interim unaudited consolidated financial statements for the Registrant for the quarterly period ended June 25, 2010;

(c)           All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report; and

(d)           The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A  (File No. 001-34818) filed with the SEC on July 13, 2010, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Registrant may, under certain circumstances, be indemnified by the Registrant against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Registrant, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. No indemnification shall be made, however, against expenses with respect to any claim issued or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Registrant are entitled to such indemnification by the Registrant to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Registrant’s Amended and Restated Bylaws (Exhibit 3.4 to the Registrant’s Form S-1) provide that the Registrant’s officers and directors shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law or any other applicable law against all expense, liability, and loss.

Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.2 to the Registrant’s Form S-1) provides for the elimination (or limitation) of personal liability of its directors, and that the Registrant shall indemnify such persons, in each case to the maximum extent permitted by the Delaware General Corporation Law or any other law of the state of Delaware.

The Registrant has also entered into agreements to indemnify its directors and officers to the fullest extent authorized or permitted by the Delaware General Corporation Law or other statutes of Delaware having similar import and effect.  These indemnification agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses  and liabilities (including attorneys’ fees), judgments, fines and settlement amounts incurred by such persons.  In accordance with the indemnification agreements, the Registrant also maintains an insurance policy pursuant to which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of having been such directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description of Document
4.1	Amended and Restated Certificate of Incorporation of RealD Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form S-1).

4.2	First Certificate of Amendment of Certificate of Incorporation of RealD Inc. (incorporated herein by reference to Exhibit 3.5 to the Registrant’s Form S-1).
4.3	Second Certificate of Amendment of Certificate of Incorporation of RealD Inc. (incorporated herein by reference to Exhibit 3.6 to the Registrant’s Form S-1).
4.4	Amended and Restated Bylaws of RealD, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form S-1).
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).
99.1	RealD Inc. 2004 Amended and Restated Stock Incentive Plan.
99.2	RealD Inc. 2010 Stock Incentive Plan (including the UK Addendum).
99.3	Form of Nonstatutory Stock Option Agreement for the 2010 Stock Incentive Plan for the Chief Executive Officer (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1).
99.4	Form of Nonstatutory Stock Option Agreement for the 2010 Stock Incentive Plan for the executive officers (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1).
99.5	Form of Incentive Stock Option Agreement for the 2010 Stock Incentive Plan for the executive officers.
99.6

Form of Performance Stock Option Agreement for the 2010 Stock Incentive Plan issued in connection with the initial public offering for the Chief Executive Officer (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form S-1).

99.7

Form of Performance Stock Option Agreement for the 2010 Stock Incentive Plan issued in connection with the initial public offering for the executive officers (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form S-1).

99.8	Form of Stock Unit Agreement for the 2010 Stock Incentive Plan for the non-employee directors (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Form S-1).
99.9	Form of Stock Option Agreement for the 2004 Amended and Restated Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form S-1).

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on August 4, 2010.

REALD INC.

By:	/s/ MICHAEL V. LEWIS
Michael V. Lewis
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael V. Lewis, Andrew A. Skarupa and Craig Gatarz, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign : (1) this registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of shares of Common Stock of the Registrant to be issued in connection with the RealD Inc. 2004 Amended and Restated Stock Incentive Plan and the RealD Inc. 2010 Stock Incentive Plan; and (2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such registration statement effective or to terminate its effectiveness; and/or to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ MICHAEL V. LEWIS	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	August 4, 2010
Michael V. Lewis

/s/ ANDREW A. SKARUPA	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	August 4, 2010
Andrew A. Skarupa

/s/ JOSHUA GREER	President and Director	August 4, 2010
Joshua Greer

/s/ FRANK J. BIONDI, JR.	Director	August 4, 2010
Frank J. Biondi, Jr.

/s/ JAMES CAMERON	Director	August 4, 2010
James Cameron

/s/ RICHARD GRAND-JEAN	Director	August 4, 2010
Richard Grand-Jean

/s/ P. GORDON HODGE	Director	August 4, 2010
P. Gordon Hodge

/s/ SHERRY LANSING	Director	August 4, 2010
Sherry Lansing

/s/ STEPHEN ROYER	Director	August 4, 2010
Stephen Royer

8

INDEX TO EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description of Document
4.1	Amended and Restated Certificate of Incorporation of RealD Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form S-1).
4.2	First Certificate of Amendment of Certificate of Incorporation of RealD Inc. (incorporated herein by reference to Exhibit 3.5 to the Registrant’s Form S-1).
4.3	Second Certificate of Amendment of Certificate of Incorporation of RealD Inc. (incorporated herein by reference to Exhibit 3.6 to the Registrant’s Form S-1).
4.4	Amended and Restated Bylaws of RealD, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form S-1).
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).
99.1	RealD Inc. 2004 Amended and Restated Stock Incentive Plan.
99.2	RealD Inc. 2010 Stock Incentive Plan (including the UK Addendum).
99.3	Form of Nonstatutory Stock Option Agreement for the 2010 Stock Incentive Plan for the Chief Executive Officer (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form S-1).
99.4	Form of Nonstatutory Stock Option Agreement for the 2010 Stock Incentive Plan for the executive officers (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form S-1).
99.5	Form of Incentive Stock Option Agreement for the 2010 Stock Incentive Plan for the executive officers.
99.6

Form of Performance Stock Option Agreement for the 2010 Stock Incentive Plan issued in connection with the initial public offering for the Chief Executive Officer (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form S-1).

99.7

Form of Performance Stock Option Agreement for the 2010 Stock Incentive Plan issued in connection with the initial public offering for the executive officers (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form S-1).

99.8	Form of Stock Unit Agreement for the 2010 Stock Incentive Plan for the non-employee directors (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Form S-1).
99.9	Form of Stock Option Agreement for the 2004 Amended and Restated Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form S-1).